Exhibit 99.(a-2)

THE ALGER FUNDS II

Certificate of Amendment and Termination of

Alger Mid Cap Focus Fund

The undersigned, being the Secretary of The Alger Funds II (the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, does hereby certify that, pursuant to the authority conferred upon the Trustees of the Trust by Sections 6.2(b) and 9.3 of the Amended and Restated Agreement and Declaration of Trust dated September 13, 2012, as amended to date, and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on September 12, 2017, Alger Mid Cap Focus Fund, a series of the Trust, is terminated effective upon the filing of this Certificate of Amendment and Termination with the Secretary of the Commonwealth of Massachusetts.

The Trustees further direct that, upon the execution of this Certificate of Amendment and Termination, the Trust take all necessary action to file a copy of this Certificate of Amendment Termination with the Secretary of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 24th day of January, 2018.

/s/ Tina Payne
Tina Payne, Secretary

ACKNOWLEDGEMENT

State of New York	)
) ss.
County of New York	)

January 24, 2018

Then personally appeared the above named Tina Payne and acknowledged the foregoing instrument to be her free act and deed before me.

/s/ Lisa Moss
Notary Public
My Commission Expires: April 16, 2018